Exhibit 99.1

ACHILLION REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

NEW HAVEN, CT, May 7, 2008 — Achillion Pharmaceuticals, Inc. (NASDAQ: ACHN), a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today reported financial results for the quarter ended March 31, 2008.

For the first quarter of 2008, the Company reported a net loss of $6.0 million, compared to a net loss of $7.7 million in the first quarter of 2007. Cash and cash equivalents and marketable securities at March 31, 2008 were $29.1 million.

“With our current portfolio of HCV, antibacterial and HIV assets progressing, we are quite excited about Achillion’s growth in 2008,” said Michael Kishbauch, President and Chief Executive Officer of Achillion. “Our five programs, one of which is completing phase II and three more that we believe could be in the clinic next year, represent significant opportunities for us and our investors. We believe that one of our most important strengths is our ability to generate unique and exciting compounds internally, and three of our five programs were born of that ability.

“At this point, we are advancing two distinct treatments for HCV in pre-clinical studies – ACH-1095, our NS4A antagonist in collaboration with Gilead Sciences, and our new protease inhibitor. We are well positioned to be developing two therapies for HCV with different mechanisms of action, especially given the in vitro synergy of our NS4A antagonists with protease inhibitors and their in vitro additivity with polymerase inhibitors. We are also progressing two antibacterial assets – ACH-702 and a recently in-licensed carbapenem series – which are both highly active against MRSA and have broad spectrum activity.”

Kishbauch continued, “Finally, we continue to be pleased with the efficacy, safety and tolerability profile of elvucitabine for HIV, all achieved with a small, once-daily 10 mg dose. With its long half-life as a potential safeguard against the emergence of resistance, we believe that elvucitabine is well suited to be an important combination therapy component for treatment of HIV/AIDS, and we are in various partnership discussions to take the drug forward into phase III clinical trials. We look forward to presenting results from the most recently completed 24-week segment of a phase II clinical trial of elvucitabine in treatment-naïve patients at the XVII International AIDS Conference in Mexico City in August 2008. Additionally, we intend to announce summary results from the 48 week segment of this trial, along with further data from an on-going trial in treatment-experienced patients, later this year once data have been fully analyzed.”

First Quarter 2008 Results

The Company reported a net loss of $6.0 million for the three months ended March 31, 2008, compared to a net loss of $7.7 million for the three months ended March 31, 2007. Total revenues were $0.6 million for the first quarter of 2008, compared to $1.6 million in revenue for the first quarter of 2007.

Research and development expenses were $5.0 million in the first quarter of 2008, compared to $8.4 million for the same period of 2007. The decline in research and development expenses is primarily related to the stage of the Company’s phase II clinical trials of elvucitabine, which account for the majority of research and development expense in the first quarter of 2007 but which are in the extension stage and nearing completion in the first quarter of 2008. Research and development expense in the first quarter of 2008 was also attributed to pre-clinical testing of ACH-1095, the Company’s NS4A antagonist for treatment of HCV, and profiling of an HCV protease inhibitor.

For the three months ended March 31, 2008, general and administrative expenses totaled $1.7 million, compared to $1.5 million for the same period in 2007.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. The company’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease – HIV, hepatitis and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit the company’s web site at www.achillion.com or call Achillion at 1-203-624-7000. ACHN-G

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to the timing, completion and success of Achillion’s preclinical studies and clinical trials of Achillion’s drug candidates. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected regulatory actions or delays; uncertainties relating to results of clinical trials, including additional data relating to ongoing clinical trials; Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities and Achillion’s dependence on its collaboration with Gilead Sciences. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting Achillion’s views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

Contact:	Media:

Mary Kay Fenton	Kari Watson
Achillion Pharmaceuticals, Inc.	MacDougall Biomedical Communications, Inc.
Tel. (203) 624-7000	Tel. (781) 235-3060
mfenton@achillion.com	kwatson@macbiocom.com

- Financial results follow –

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Revenue	$627	$1,550

Operating expenses:
Research and development	4,998	8,367
General and administrative	1,689	1,548

Total operating expenses	6,687	9,915

Loss from operations	(6,060)	(8,365)

Other income (expense):
Interest income	291	759
Interest expense	(251)	(265)
Tax benefit	22	201

Total other income (expense), net	62	695

Net loss	$(5,998)	$(7,670)

Net loss per share - basic and diluted	$(0.38)	$(0.49)

Weighted average shares outstanding - basic and diluted	15,638	15,540

Balance Sheets

(Unaudited, in thousands)

	March 31, 2008	December 31, 2007
Cash and cash equivalents and marketable securities	$29,099	$31,109
Working capital	14,650	20,224
Total assets	33,300	35,632
Long-term liabilities	971	1,402
Total liabilities	17,007	14,094
Total stockholders’ equity	16,293	21,538